                               U.S. $75,000,000

                          REVOLVING CREDIT AGREEMENT

                          Dated as of August 3, 1998

                                    between

                    MERISTAR H & R OPERATING COMPANY, L.P.,

                               as the Borrower,
                               ---------------

                                      and

               MERISTAR HOSPITALITY OPERATING PARTNERSHIP, L.P.,

                                 as the Lender
                                 -------------

                               TABLE OF CONTENTS
                               -----------------
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ARTICLE I       DEFINITIONS AND ACCOUNTING TERMS
Section 1.01      Certain Defined Terms                                       1
Section 1.02      Computation of Time Periods                                15
Section 1.03      Accounting Terms; Changes in GAAP                          15
Section 1.04      Miscellaneous                                              16
ARTICLE II      ADVANCES
Section 2.01       Advances                                                  16
Section 2.02       Method of Borrowing                                       17
Section 2.03       Reduction of the Commitment                               17
Section 2.04       Repayment of Advances                                     17
Section 2.05       Interest, Late Payment Fee                                18
Section 2.06       Prepayments                                               19
Section 2.07       Payments and Computations                                 20
Section 2.08       Taxes                                                     21

ARTICLE III     CONDITIONS OF LENDING
Section 3.01       Conditions Precedent to Initial Advance                   22
Section 3.02       Conditions Precedent for Each Borrowing                   22
ARTICLE IV      REPRESENTATIONS AND WARRANTIES
Section 4.01       Existence; Qualification; Partners; Subsidiaries          23
Section 4.02       Partnership and Corporate Power                           23
Section 4.03       Authorization and Approvals                               24
Section 4.04       Enforceable Obligations                                   24
Section 4.05       Financial Statements and Registration Statement           24
Section 4.06       True and Complete Disclosure                              24
Section 4.07       Litigation                                                25
Section 4.08       Use of Proceeds                                           25
Section 4.09       Investment Company Act                                    25
Section 4.10       Taxes                                                     25
Section 4.11       Pension Plans                                             25
Section 4.12       No Burdensome Restrictions; No Defaults                   26
Section 4.13       Environmental Condition                                   26
Section 4.14       Legal Requirements, Zoning, Utilities, Access             27
Section 4.15       Existing Indebtedness                                     28
Section 4.16       Leases and Management Agreements                          28

ARTICLE V       AFFIRMATIVE COVENANTS
Section 5.01       Compliance with Laws, Etc.                                28
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Section 5.02       Preservation of Existence; Separateness, Etc.             29
Section 5.03       Payment of Taxes, Etc.                                    29
Section 5.04       Reporting Requirements                                    29
Section 5.05       Insurance                                                 31
Section 5.06       Material Documents                                        31

ARTICLE VI      NEGATIVE COVENANTS
Section 6.01       Liens, Etc.                                               32
Section 6.02       Indebtedness                                              32
Section 6.03       Agreements Restricting Distributions From Subsidiaries    33
Section 6.04       Fundamental Changes; Asset Dispositions                   33
Section 6.05       Investments, Loans, Future Properties                     33
Section 6.06       Affiliate Transactions                                    33
Section 6.07       Sale or Discount of Receivables                           33
Section 6.08       Restricted Payments                                       33

ARTICLE VII     FINANCIAL COVENANTS
Section 7.01       Senior Interest Coverage Ratio.                           35
Section 7.02       Total Interest Coverage Ratio.                            35
Section 7.03       Senior Fixed Charge Ratio.                                35
Section 7.04       Total Fixed Charge Ratio.                                 35
Section 7.05       Senior Indebtedness Leverage Ratio                        35
Section 7.06       Leverage Ratio.                                           35

ARTICLE VIII    SUBORDINATION
Section 8.01        Agreement to Subordinate.                                36
Section 8.02        Liquidation; Dissolution; Bankruptcy.                    36
Section 8.03        Default on Financial Institution Senior Indebtedness.    36
Section 8.04        Acceleration of Notes.                                   38
Section 8.05        When Distribution Must Be Paid Over.                     38
Section 8.06        Notice by Borrower.                                      38
Section 8.07        Subrogation.                                             38
Section 8.08        Relative Rights.                                         38

ARTICLE IX      EVENTS OF DEFAULT; REMEDIES
Section 9.01        Events of Default                                        38
Section 9.02        Optional Acceleration of Maturity; Other Actions         40
Section 9.03        Automatic Acceleration of Maturity                       41

ARTICLE X       MISCELLANEOUS
Section 10.01       Amendments, Etc.                                         41
Section 10.02       Notices, Etc.                                            41
Section 10.03       No Waiver; Remedies                                      41
Section 10.04       Costs and Expenses                                       42
Section 10.05       Binding Effect                                           42
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Section 10.06       Indemnification                                          42
Section 10.07       Execution in Counterparts                                43
Section 10.08       Survival of Representations, Indemnifications, etc       43
Section 10.09       Severability                                             43
Section 10.10       Usury Not Intended                                       44
Section 10.11       GOVERNING LAW                                            44
Section 10.12   CONSENT TO JURISDICTION; SERVICE OF PROCESS; JURY TRIAL      45
Section 10.13       Knowledge of Borrower                                    46
Section 10.14       Lender Not in Control                                    46
Section 10.15       Headings Descriptive                                     46
Section 10.16       Time is of the Essence                                   46
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

EXHIBITS:

Exhibit A -    Form of Note
Exhibit B -    Form of Guaranty

SCHEDULES:

Schedule 1.01       Guarantors
Schedule 4.07       Litigation
Schedule 4.14       Environmental Condition
Schedule 4.15       Legal Requirements; Zoning; Utilities; Access
Schedule 4.16       Existing Indebtedness
Schedule 4.17       Management Agreements
Schedule 9.02       Notice Information

                          REVOLVING CREDIT AGREEMENT


     THIS REVOLVING CREDIT AGREEMENT, dated as of August 3, 1998, (this "Agreement"), between MERISTAR H & R OPERATING COMPANY, L.P., a Delaware limited partnership, as the Borrower, and MERISTAR HOSPITALITY OPERATING PARTNERSHIP, L.P., as the Lender.

                            PRELIMINARY STATEMENTS:

     WHEREAS, the Borrower desires that the Lender extend a credit facility, the proceeds of which will be used to provide financing for working capital and general corporate purposes, including the acquisition of management contracts, leases and entities owning such assets;

     WHEREAS, the Borrower intends to obtain financing (the "Financial Institution Senior Indebtedness") from certain third party financial lending institutions (the "Financial Institution Lenders") and desires that borrowings under this credit facility with Lender be subordinated to borrowings under the Financial Institution Senior Indebtedness; and

     WHEREAS, the Lender has agreed to extend such credit facility as more specifically described in this Agreement.

     NOW, THEREFORE, in consideration of the foregoing recitals and the provisions contained in this Agreement, the parties hereto do hereby agree as follows:


                                  ARTICLE I.

                       DEFINITIONS AND ACCOUNTING TERMS

          Section 1.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (unless otherwise indicated, such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          "Advance" means any advance by the Lender to the Borrower pursuant to this Agreement or a continuation of an existing Advance.

          "Affiliate" means, as to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person or any Subsidiary of such Person. The term "control" (including the terms "controlled by" or "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

          "AGH OP" means American General Hospitality Operating Partnership, L.P., a Delaware limited partnership.

          "AGH REIT" means American General Hospitality Corporation, a Maryland corporation.

          "Agreement" has the meaning given such term in the initial paragraph of this agreement.

          "Applicable Margin" means 3.5% per annum.

          "Asset Disposition" means any conveyance, exchange, transfer, or assignment of any Investment or Property by the Borrower or a Guarantor to a Person other than the Borrower or a Guarantor which term shall not include the termination of any Lease or Management Agreement.

          "Borrower" means MeriStar H & R Operating Company, L.P., a Delaware limited partnership.

          "Borrowing" means a borrowing consisting of Advances made by the Lender pursuant to Section 2.01.

          "Business Day" means a day of the year on which banks are not required or authorized to close in New York City and, if the applicable Business Day relates to any Advances, any day other than a Saturday or Sunday or a day on which banking institutions are generally authorized or obligated by law or executive order to close in the City of London, England.

          "Capital Lease" means, for any Person, any lease of any Property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

          "Capitalized Lease Obligations" means, as to any Person, the capitalized amount of all obligations of such Person or any of its Subsidiaries under Capitalized Leases, as determined on a consolidated basis in conformity with GAAP.

          "CapStar" means CapStar Hotel Company, a Delaware corporation.

          "CapStar Hotel I" means CapStar Hotel Operating Company, LLC, a Delaware limited liability company.

          "CapStar Hotel II" means CapStar Hotel Operating Company II, LLC, a Delaware limited liability company.

          "CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, state and local analogs, and all rules and regulations and requirements thereunder in each case as now or hereafter in effect.

          "Change in Control" means for any Person a change in ownership or control of such Person effected through either of the following transactions:

          (a) any Person or related group of Persons (other than such Person or an Affiliate of such Person) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of securities possessing more than fifty percent (50%) of the total combined voting power of such Person's outstanding securities; or

          (b) there is a change in the composition of such Person's Board of Directors over a period of thirty-six (36) consecutive months (or less) such that a majority of Board members (rounded up to the nearest whole number) ceases to be comprised of individuals who either (i) have been Board members continuously since the beginning of such period or (ii) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (i) who were still in office at the time such election who were elected in compliance with this clause (ii).

          "Closing Date" means August 3, 1998.

          "Code" means the Internal Revenue Code of 1986, as amended, and any successor statute.

          "Commitment" means $75,000,000.

          "Compliance Certificate" means a certificate of the Borrower in the form reasonably acceptable to the Lender.

          "Consolidated" refers to the consolidation of the accounts of the Parent with the Parent's Subsidiaries in accordance with GAAP, including principles of consolidation consistent with those applied in the preparation of the Registration Statement.

          "Controlled Group" means all members of the controlled group of corporations and all trades (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

          "Credit Documents" means this Agreement, the Notes, the Guaranties, and each other agreement, instrument or document executed by the Borrower or any of its Subsidiaries at any time in connection with this Agreement.

          "Default" means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.

          "Dollars" and "$" means lawful money of the United States of America.

          "EBITDA" means for any Person or Hotel Property, as applicable, for any period for which such amount is being determined, an amount equal to (a) the Net Income for such Person or Hotel Property, as applicable, for such period plus (b) to the extent deducted in determining Net Income, Interest Expense, income taxes, depreciation, amortization, and other non-cash items for such period, as determined on a Consolidated basis in accordance with GAAP.

          "Effective Date" means the date all of the conditions precedent set forth in Section 3.01 have been satisfied.

          "Environment" or "Environmental" shall have the meanings set forth in 42 U.S.C. (S) 9601(8), as amended.

          "Environmental Claim" means any third party (including governmental agencies and employees) action, lawsuit, claim, demand, regulatory action or proceeding, order, decree, consent agreement or notice of potential or actual responsibility or violation (including claims or proceedings under the Occupational Safety and Health Acts or similar laws or requirements relating to health or safety of employees) which seeks to impose liability under any Environmental Law.

          "Environmental Law" means all Legal Requirements arising from, relating to, or in connection with the Environment, health, or safety, including without limitation CERCLA, relating to (a) pollution, contamination, injury, destruction, loss, protection, cleanup, reclamation or restoration of the air, surface water, groundwater, land surface or subsurface strata, or other natural resources; (b) solid, gaseous or liquid waste generation, treatment, processing, recycling, reclamation, cleanup, storage, disposal or transportation; (c) exposure to pollutants, contaminants, hazardous, medical, infectious, or toxic substances, materials or wastes; (d) the safety or health of employees; or (e) the manufacture, processing, handling, transportation, distribution in commerce, use, storage or disposal of hazardous, medical, infectious, or toxic substances, materials or wastes.

          "Environmental Permit" means any permit, license, order, approval or other authorization under Environmental Law.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

          "Event of Default" has the meaning set forth in Section 9.01.

          "Exchange Act" means the Securities Exchange Act of 1934, 15 U.S.C.
(S)78a et. seq.

          "Facility" means the $75,000,000 revolving credit facility between Borrower and the Lender.

          "Federal Reserve Board" means the Board of Governors of the Federal Reserve System or any of its successors.

          "Financial Institution Senior Indebtedness" means up to $75,000,000 of Senior Indebtedness obtained by the Borrower subsequent to the execution of this Agreement from a Financial Institution Lender and designated by the Borrower as Financial Institution Senior Indebtedness.

          "Financial Institution Lender" means a third party financial lending institution which provides the Borrower with Financial Institution Senior Indebtedness.

          "Fiscal Quarter" means each of the three-month periods ending on March 31, June 30, September 30 and December 31.

          "Fiscal Year" means the twelve-month period ending on December 31.

          "Fixed Charges" means, for any Person for the period for which such amount is being determined, the amount (without duplication) for such Person and its Subsidiaries of all scheduled principal payments on Indebtedness (excluding optional prepayments and scheduled principal payments in respect of any such Indebtedness which is payable in a single installment at final maturity), Total or Senior (as applicable) Interest Expense during such period, all payments scheduled to be made in respect of Capital Leases on a Consolidated basis during such period, and all preferred stock dividends paid during such period.

          "Fund," "Trust Fund," or "Superfund" means the Hazardous Substance Response Trust Fund, established pursuant to 42 U.S.C. (S) 9631 (1988) and the Post-closure Liability Trust Fund, established pursuant to 42 U.S.C. (S) 9641
(1988), which statutory provisions have been amended or repealed by the Superfund Amendments and Reauthorization Act of 1986, and the "Fund," "Trust Fund," or "Superfund" that are now maintained pursuant to 42 U.S.C. (S) 9507.

          "GAAP" means United States generally accepted accounting principles as in effect from time to time, applied on a basis consistent with the requirements of Section 1.03.

          "Governmental Authority" means any foreign governmental authority, the United States of America, any state of the United States of America and any subdivision of any of the foregoing, and any agency, department, commission, board, authority or instrumentality, bureau or court having jurisdiction over the Lender, the Parent, the Borrower, any Subsidiaries of the Borrower or the Parent, an Approved Participating Lessee, a property manager or any of their respective Properties.

          "Guarantor" means each of the Parent and each Subsidiary of the Borrower and "Guarantors" means all of such Persons. The Guarantors on the Effective Date are identified on Schedule 1.01.

          "Guaranty" means one or more Guaranty in substantially the form of the attached Exhibit B executed by the Borrower, the Parent and all of the Subsidiaries of the Borrower, evidencing the joint and several guaranty by the signatories thereto of the obligations of Borrower in respect of the Credit Documents, and any future guaranty and contribution agreement executed to secure Advances, as any of such agreements may be amended hereafter in accordance with the terms of such agreements.

          "Hazardous Substance" means the substances identified as such pursuant to CERCLA and those regulated under any other Environmental Law, including without limitation pollutants, contaminants, petroleum, petroleum products, radio nuclides, radioactive materials, and medical and infectious waste.

          "Hazardous Waste" means the substances regulated as such pursuant to any Environmental Law.

          "Hospitality/Leisure Management Business" shall mean the leasing, management or operation of a full-service and limited-service hotel or resort, executive conference center, condominium rental pool, time share program, an extended stay lodging, or a convention center, and other businesses incidental to, or in support of, such business, including without limitation, (a) leasing, managing or operating lodging facilities, restaurants and other food-service facilities, golf facilities or other entertainment facilities or club, convention or meeting facilities and marketing services or reservation systems related thereto, and (b) leasing, managing or operating real estate ancillary or connected to any lodging facilities, restaurants and other food-service facilities, golf facilities or other entertainment facilities or club, convention or meeting facilities and marketing services or reservation system leased, managed or operated (or proposed to be leased, managed or operated) by the Borrowers, the Guarantors or any of their Subsidiaries at any time (and debt or equity investments in any of the foregoing, which are leased, managed or operated by the Borrower or a Subsidiary).

          "Hotel Property" for any hotel operated or managed by Borrower or its Subsidiaries means the real property and the personal property for such hotel.

          "Improvements" for any hotel means all buildings, structures, fixtures, tenant improvements and other improvements of every kind and description now or hereafter located in or on or attached to the Land for such hotel; and all additions and betterments thereto and all renewals, substitutions and replacements thereof.

          "Indebtedness" means (without duplication), at any time and with respect to any Person, (a) indebtedness of such Person for borrowed money (whether by loan or the issuance and sale of debt securities) or for the deferred purchase price of property or services purchased (other than amounts constituting trade payables, accruals or bank drafts arising in the ordinary course of business); (b) indebtedness of others in the amount which such Person has directly or indirectly assumed or guaranteed or otherwise provided credit support therefor or for which such Person is liable as a partner of such Person;
(c) indebtedness of others in the amount secured by a Lien on assets of such Person, whether or not such Person shall have assumed such indebtedness; (d) obligations of such Person in respect of letters of credit, acceptance facilities, or drafts or similar instruments issued or accepted by banks and other financial institutions for the account of such Person (other than trade payables or bank drafts arising in the ordinary course); (e) obligations of such Person under Capital Leases; and (f) to the extent required by GAAP, obligations under interest rate swap agreements, interest rate cap agreements, interest rate collar agreements or other similar agreements or arrangements designed to protect against fluctuations in interest rates.

          "Intercompany Agreement" means the Intercompany Agreement, dated as of August 3, 1998, by and among the Parent, the Borrower, MeriStar, and MeriStar Hospitality Operating Partnership, L.P., a Delaware limited partnership.

          "Interest Period" means, for each Advance comprising part of the same Borrowing, the period commencing on the date of such Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.02 and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section
2.02. The duration of each such Interest Period shall be one, two, three or six months, in each case as the Borrower may select, upon notice received by the Lender not later than 11:00 a.m. (New York, New York time) on the second Business Day prior to the first day of such Interest Period, pro vided, however, that:

          (a) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;

          (b) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month;

          (c) each successive Interest Period shall commence on the day on which the next preceding Interest Period expires; and

          (d) no Interest Period with respect to any portion of any Advance shall extend beyond the Maturity Date.

          "Interest Rate Agreements" means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect the Borrower, the Parent or any of their respective Subsidiaries against fluctuations in interest rates.

          "Investment" means, with respect to any Person, (a) any loan or advance to any other Person, (b) the ownership, purchase or other acquisition of, (i) any Stock, Stock Equivalents, other equity interest, obligations or other securities of, any other Person, (ii) or all or substantially all of the assets of any other Person, or (iii) all or substantially all of the assets constituting the business of a division, branch or other unit operation of any other Person, or (c) any joint venture or partnership with, or any capital contribution to, or other investment in, any other Person or any real property.

          "Investment Amount" means for any Investment, the aggregate purchase price paid by the Borrower or its Subsidiary for such Investment (giving effect to any securities used to purchase such Investment at the fair market value of the securities at the time of purchase based upon the price at which such securities could be exchanged into the Parent's common stock assuming such exchange occurred on the date of acquiring such Investment).

          "Land" for any hotel means the real property upon which the hotel is located, together with all rights, title and interests appurtenant to such real property, including without limitation all rights, title and interests to (a) all strips and gores within or adjoining such property, (b) the streets, roads, sidewalks, alleys, and ways adjacent thereto, (c) all of the tenements, hereditaments, easements, reciprocal easement agreements, rights-of-way and other rights, privileges and appurtenances thereunto belonging or in any way pertaining thereto, (d) all reversions and remainders,
(e) all air space rights, and all water, sewer and wastewater rights, (e) all mineral, oil, gas, hydrocarbon substances and other rights to produce or share in the production of anything related to such property, and (f) all other appurtenances appurtenant to such property, including without limitation, any now or hereafter belonging or in any way appertaining thereto.

          "Lease" means a participating lease by and between a lessor and Borrower or its Subsidiary pursuant to which the lessee operates a Hotel Property.

          "Legal Requirement" means any law, statute, ordinance, decree, requirement, order, judgment, rule, regulation (or official interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority.

          "Lender" means MeriStar Hospitality Operating Partnership, L.P., a Delaware limited partnership.

          "Leverage Ratio" means the ratio on any date of (a) the Parent's Total Indebtedness on such date to (b) the EBITDA of the Parent and the Parent's Subsidiaries on a Consolidated basis for the Rolling Period immediately preceding such date; provided that if the Borrower or one of its Subsidiary's enters into a Lease or Management Agreement with projected revenue in excess of $100,000, or an Investment with an Investment Amount in excess of $250,000, on or prior to such date, the EBITDA arising from such Lease, Management Agreement or Investment, as applicable, for the applicable Rolling Period, shall be included in the calculation of EBITDA solely for calculation of EBITDA of the Leverage Ratio (adjusted upward or downward to provide for a deemed lease or management fee equal to a two and one-half percent (2.5%) of gross revenues from such Lease, Management Agreement or Investment incurred before the date of acquisition of such Lease, Management Agreement or Investment regardless of the actual lease management fees paid in connection with such Lease, Management Agreement or Investment incurred before the date of acquisition of such Lease, Management Agreement or Investment); and provided further that if such a Lease or Management Agreement with projected revenue in excess of $100,000, or an Investment with an Investment Amount in excess of $250,000, is assigned or sold on or prior to such date, the EBITDA arising from such Lease, Management Agreement or Investment, as applicable, for the applicable Rolling Period, shall be included in the calculation of EBITDA solely for calculation of EBITDA of the Leverage Ratio.

          "LIBOR" means, for the Interest Period for each Advance comprising part of the same Borrowing, an interest rate per annum (rounded upward to the nearest whole multiple of 1/16 of 1% per annum) equal to (A) the rate per annum at which deposits in Dollars are offered to prime banks in the London interbank market at 11:00 a.m. (London time) two Business Days before the first day of such Interest Period as shown on the display designated "British Banker's Association Interest Settlement Rates" on the Telerate System ("Telerate") at Page 3750 or Page 3740, or such other page or pages as may replace such pages on Telerate for purposes of displaying such rate, in an amount substantially equal to the Advance comprising part of such Borrowing and for a period equal to such Interest Period divided by (B) one minus the LIBOR Reserve Requirement; provided, however, that if such rate is not available on Telerate then such offered rate shall be otherwise independently determined by the Lender from an alternate, substantially similar source available to the Lender or shall be calculated by the Lender by a substantially similar methodology as that theretofore used to determine such offered rate in Telerate. It is agreed that for purposes of this definition, Advance made hereunder shall be deemed to constitute Eurocurrency liabilities as defined in Regulation D and to be subject to the reserve requirements of Regulation D.

          "LIBOR Reserve Requirement" shall mean, on any day, that percentage (expressed as a decimal fraction) which is in effect on such date, as provided by the Federal Reserve System for determining the maximum reserve requirements generally applicable to financial institutions regulated by the Federal Reserve Board (including, without limitation, basic, supplemental, marginal and emergency reserves) under Regulation D with respect to "Eurocurrency liabilities" as currently defined as Regulation D, or under any similar or successor regulation with respect to Eurocurrency liabilities or Eurocurrency funding (or other category of liabilities which includes deposits by reference to which the interest rate on an Advance is determined). Each determination by the Lender of the LIBOR Reserve Requirement, shall, in the absence of manifest error, be conclusive and binding upon the Borrower.

          "Lien" means any mortgage, lien, pledge, charge, deed of trust, security interest, encumbrance or other type of preferential arrangement to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law or otherwise (including, without limitation, the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement).

          "Management Agreements" means, collectively, all Hotel Property management agreements under which the Borrower or one of its Subsidiaries is named or acts as manager, as any such hotel management agreement may be amended, restated, supplemented or otherwise modified in accordance with the terms thereof.

          "Material Adverse Change" means a material adverse change in the business, financial condition, or results of operations of the Borrower, the Parent or any Guarantor taken as a whole, in each case since the date of the most recent financial statements of the Borrower or the Parent delivered to the Lender.

          "Material Subsidiary" means any Subsidiary of the Parent having assets or annual revenues in excess of $5,000,000, and "Material Subsidiaries" means all such Subsidiaries, collectively.

          "Maturity Date" means three years from the Closing Date.

          "Maximum Rate" means the maximum nonusurious interest rate under applicable law.

          "Merger" means the merger of CapStar with and into AGH REIT and the merger of CapStar Hotel I and CapStar Hotel II with and into AGH OP pursuant to the Merger Agreement, and the other related transactions contemplated by the Merger Agreement.

          "Merger Agreement" means the Agreement and Plan of Merger among CapStar, AGH REIT, AGH OP and the other parties specified therein, dated March 15, 1998, as amended.

          "MeriStar" means MeriStar Hospitality Corporation, a Maryland corporation.

          "Multiemployer Plan" means a "multiemployer plan" as defined in
Section 4001(a)(3) of ERISA to which the Parent, the Borrower or any member of the Controlled Group is making or accruing an obligation to make contributions.

          "Net Cash Proceeds" means (a) the aggregate cash proceeds received by the Parent, the Borrower or any of their respective Subsidiaries (as applicable) in connection with any Asset Disposition or incurrence of Indebtedness, minus
(b) the reasonable expenses (including, without limitation, taxes) of such Person in connection with such Asset Disposition or such incurrence of Indebtedness and (c) any amounts required to be repaid under existing Leases or Indebtedness.

          "Net Income" means, for any Person or Hotel Property, as applicable, for any period for which such amount is being determined, the net income of such Person or Hotel Property, as applicable (on a Consolidated basis), after taxes, as determined in accordance with GAAP, excluding, however, extraordinary items, including but not limited to (i) any net gain or loss during such period arising from the sale, exchange, or other disposition of capital assets (such term to include all fixed assets and all securities) other than in the ordinary course of business and (ii) any write-up or write-down of assets.

          "Note" means a promissory note of the Borrower payable to the order of the Lender, in substantially the form of the attached Exhibit A, evidencing indebtedness of the Borrower to the Lender resulting from Advances from the Lender, and "Notes" means all of such promissory notes.

          "Notice of Borrowing" means a notice of borrowing signed by a Responsible Officer of the Borrower.

          "Obligations" means all Advances and other amounts payable by the Borrower to the Lender under the Credit Documents.

          "Parent" means MeriStar Hotels & Resorts, Inc., a Delaware corporation.

          "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

          "Permitted Hazardous Substances" means (a) Hazardous Substances, petroleum and petroleum products which are (i) used in the ordinary course of business and in typical quantities for a property operated or managed by the Borrower and its Subsidiaries and (ii) generated, used and disposed of in accordance with all Legal Requirements and good industry practice and (b) non-friable asbestos to the extent (i) that no applicable Legal Requirements require removal of such asbestos from the property on which it is located and (ii) such asbestos is encapsulated in accordance with all applicable Legal Requirements.

          "Permitted Asset Disposition" means an Asset Disposition which occurs at a time in which no Default has occurred and is continuing and which would not cause a Default to occur upon the consummation of such Asset Disposition.

          "Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, limited liability company, joint venture or other entity, or a government or any political subdivision or agency thereof or any trustee, receiver, custodian or similar official.

          "Plan" means an employee benefit plan (other than a Multiemployer
Plan) maintained for employees of the Parent, the Borrower or any member of the Controlled Group and covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code.

          "Property" of any Person means any property or assets (whether real, personal, or mixed, tangible or intangible) of such Person.

          "Registration Statement" means the Registration Statement on Form S-4 (Registration No. 333-49611) filed with the Securities and Exchange Commission on April 7, 1998, as amended.

          "Release" shall have the meaning set forth in CERCLA or under any other Environmental Law.

          "Repayment Event" means the occurrence of any of the following:

          (a) the incurrence by the Parent, the Borrower or any of their respective Subsidiaries of any Indebtedness after the date of this Agreement except:

          (i)  the Obligations; and

          (ii) Indebtedness permitted pursuant to the provisions of Section
6.02.

          (b) the occurrence of an Asset Disposition after the date of this Agreement except Asset Dispositions for which the aggregate Net Cash Proceeds do not exceed $5,000,000; except for any Asset Disposition included in such calculation the Net Cash Proceeds which have been used to make an Investment in the Hospitality/Leisure Management Business within one year of the date of such Asset Disposition.

          "Reportable Event" means any of the events set forth in Section 4043(b) of ERISA.

          "Response" shall have the meaning set forth in CERCLA or under any other Environmental Law.

          "Responsible Officer" means the Chief Executive Officer, Chief Operating Officer, President, Executive Vice President or Chief Financial Officer of any Person.

          "Restricted Payment" means (a) any direct or indirect payment, prepayment, redemption, purchase, or deposit of funds or Property for the payment (including any sinking fund or defeasance), prepayment, redemption or purchase of Indebtedness not permitted by this Agreement, and (b) the making by any Person of any dividends or other distributions (in cash, property, or otherwise) on, or payment for the purchase, redemption or other acquisition of, any shares of any capital stock, any limited liability company interests or any partnership interests of such Person, other than dividends or distributions payable in such Person's stock, limited liability company interests or any partnership interests.

          "Rolling Period" means, as of any date, the four Fiscal Quarters ending immediately preceding such date.

          "Senior Fixed Charge Ratio" means, as of the end of any Rolling Period, a ratio of (a) the Parent's EBITDA for such Rolling Period to (b) Parent's Fixed Charges (which shall include Parent's Senior Interest Expense) for such Rolling Period.

          "Senior Indebtedness" means Total Indebtedness minus Subordinate Indebtedness.

          "Senior Indebtedness Leverage Ratio" means the ratio on any date of
(a) the Parent's Senior Indebtedness on such date to (b) the Parent's EBITDA on a Consolidated basis for the Rolling Period immediately preceding such date.

          "Senior Interest Coverage Ratio" means, as of the end of any Rolling Period, a ratio of (a) Parent's EBITDA for the Rolling Period to (b) Parent's Senior Interest Expense for such Rolling Period.

          "Senior Interest Expense" means for any Person for any period for which such amount is being determined Total Interest Expense minus interest expense on any Subordinate Indebtedness.

          "Stock" means shares of capital stock, beneficial or partnership interests, participations or other equivalents (regardless of how designated) of or in a corporation or equivalent entity, whether voting or non-voting, and includes, without limitation, common stock and preferred stock.

          "Stock Equivalents" means all securities (other than Stock) convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any stock, whether or not presently convertible, exchangeable or exercisable.

          "Subordinate Indebtedness" means Indebtedness of the Borrower, the Parent and their respective Subsidiaries which (a) shall not mature, become payable or require the payment of any principal amount thereof (or any amount in lieu thereof) or be mandatorily redeemable, pursuant to a sinking fund or otherwise redeemable at the option of the holder thereof, in any case in whole or in part, before the date that is 91 days after the Maturity Date and (b) shall be junior and subordinate to the Obligations and subject to an intercreditor agreement or subordination provisions which are in accordance with the then prevailing customary market terms and conditions.

          "Subsidiary" of a Person means any corporation, association, partnership or other business entity of which more than 50% of the outstanding shares of capital stock (or other equivalent interests) having by the terms thereof ordinary voting power under ordinary circumstances to elect a majority of the board of directors or Persons performing similar functions (or, if there are no such directors or Persons, having general voting power) of such entity (irrespective of whether at the time capital stock (or other equivalent interests) of any other class or classes of such entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person.

          "Termination Event" means (a) the occurrence of a Reportable Event with respect to a Plan, as described in Section 4043 of ERISA and the regulations issued thereunder (other than a Reportable Event not subject to the provision for 30-day notice to the PBGC under such regulations), (b) the withdrawal of the Borrower or any of the Controlled Group from a Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, (c) the giving of a notice of intent to terminate a Plan under Section 4041(c) of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, or
(e) any other event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

          "Total Fixed Charge Ratio" means, as of the end of any Rolling Period, a ratio of (a) the Parent's EBITDA for such Rolling Period to (b) Parent's Fixed Charges (which shall include Parent's Total Interest Expense) for such Rolling Period.

          "Total Indebtedness" of any Person means the sum of the following (without duplication): (a) all Indebtedness of such Person and its Subsidiaries, plus (b) the pro rata share of the Indebtedness of such Person's non-Consolidated Subsidiaries (including non-recourse Indebtedness), plus (c) to the extent not already included in the calculation of either of the preceding clauses (a) or (b), the aggregate amount of letters of credit for which such Person or any of its Subsidiaries would have a direct or contingent obligation to reimburse the issuers of such letters of credit upon a drawing under such letters of credit.

          "Total Interest Coverage Ratio" means, as of the end of any Rolling Period, a ratio of (a) the Parent's EBITDA for such Rolling Period to (b) Parent's Total Interest Expense for such Rolling Period.

          "Total Interest Expense" means, for any Person for any period for which such amount is being determined, the total interest expense (including that properly attributable to Capital Leases in accordance with GAAP) and all charges incurred with respect to letters of credit determined on a Consolidated basis in conformity with GAAP, plus (without duplication) capitalized interest of such Person and its Subsidiaries.

          Section 1.02 Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding".

          Section 1.03 Accounting Terms; Changes in GAAP.

1. All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP applied on a consistent basis.

2. Unless otherwise indicated, all financial statements, all calculations for compliance with covenants in this Agreement, and all calculations of any amounts to be calculated under the definitions in Section 1.01 shall be based upon the Consolidated accounts of Parent and its Subsidiaries (as applicable) in accordance with GAAP.

3. If any changes in accounting principles after June 30, 1998 required by GAAP or the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or similar agencies results in a change in the method of calculation of, or affects the results of such calculation of, any of the financial covenants, standards or terms found in this Agreement, then the parties shall enter into and diligently pursue negotiations in order to amend such financial covenants, standards or terms so as to equitably reflect such change, with the desired result that the criteria for evaluating the financial condition of the Parent and its Subsidiaries (determined on a Consolidated basis) shall be the same after such change as if such change had not been made.

          Section 1.04 Miscellaneous. Article, Section, Schedule and Exhibit references are to Articles and Sections of and Schedules and Exhibits to this Agreement, unless otherwise specified.


                                  ARTICLE II.

                                   ADVANCES

          Section 2.01 Advances. The Lender agrees, on the terms and conditions set forth in this Agreement, to make Advances to the Borrower from time to time on any Business Day up to 15 days prior to the Maturity Date in an aggregate amount not to exceed at any time outstanding an amount equal to the Commitment. Within the limits of the Commitment, the Borrower may from time to time prepay pursuant to Section 2.06 and reborrow under this Section 2.01.

     Advances are permitted under the facility; provided that:

a. No Default which has not been cured or waived in writing by the Lender as set forth in Section 9.01 shall have occurred; and

b. All representations and warranties are true, both before and after each advance under the Facility.

          Section 2.02 Method of Borrowing.

1. Notice. Each Borrowing shall be made pursuant to a Notice of Borrowing, given not later than 11:00 a.m. (New York, New York time) on the third Business Day before the date of the proposed Borrowing by the Borrower to the Lender, which shall give the Lender prompt notice on the day of receipt of such timely Notice of Borrowing of such proposed Borrowing by telecopier. Each Notice of Borrowing shall be in writing or by telecopier specifying the requested (i) date of such Borrowing, (ii) aggregate amount of such Borrowing (which, in any case, shall not be less than $1,000,000 or an integral multiple thereof), and (iii) the Interest Period for each such Advance. Upon fulfillment of the applicable conditions set forth in Article III, the Lender will make such funds available to the Borrower.

2. Certain Limitations. Except for Borrowings for the acquisition of new Leases or Management Agreements by the Borrower or its Subsidiary, the Borrower may not request Borrowings on more than four days in any calender month.

3. Notes. The indebtedness of the Borrower to the Lender resulting from Advances owing to the Lender shall be evidenced by a Note of the Borrower payable to the order of the Lender in substantially the form of Exhibit A.

          Section 2.03 Reduction of the Commitment.

1. Upon the occurrence of a Change in Control, then, in such event the Lender may, at its sole option upon written notice to the Borrower (a "Termination Notice"), declare the obligation of the Lender to make Advances to be terminated, whereupon the same shall forthwith terminate and the Commitment shall reduce to zero.

2. The Borrower may, upon at least two Business Days' prior notice to the Lender, permanently terminate in whole or permanently reduce ratably in part the Commitment of the Lender; provided, however, that (i) each partial reduction shall be in the aggregate amount of not less than $1,000,000 or an integral multiple of $100,000 in excess thereof, and (ii) no such reduction shall result in an overdraft status as provided in Section 2.06(c)(ii).

3. If the Borrower receives a commitment from a Financial Institution Lender for Financial Institution Senior Indebtedness, then, upon the funding of the first advance under such Financial Institution Senior Indebtedness, the Lender may, at its sole discretion, reduce the amount of its Commitment pro rata in an amount equal to the amount of the commitment for Financial Institution Senior Indebtedness received by the Borrower.

          Section 2.04 Repayment of Advances. The Borrower shall repay the outstanding principal amount of each Advance on the Maturity Date.

          Section 2.05 Interest, Late Payment Fee. The Borrower shall pay interest on the unpaid principal amount of each Advance made by the Lender from the date of such Advance until such principal amount shall be paid in full, at a rate per annum (computed on the actual number of days elapsed, including the first day and excluding the last, based on a 360 day year) equal at all times during the Interest Period for such Advance to the lesser of (i) the LIBOR for such Interest Period plus the Applicable Margin and (ii) the Maximum Rate, payable in arrears on the last day of such Interest Period, and on the date such Advance shall be paid in full, and, with respect to an Advance having an Interest Period in excess of 30 days, the last day of each calendar month during such Interest Period excluding the month in which such Advance shall be paid in full; provided that during the continuance of an Event of Default, Advances shall bear interest at a rate per annum equal at all times to the lesser of (i) the rate required to be paid on such Advance immediately prior to the date on which such amount became due plus three percent (3%) and (ii) the Maximum Rate.

1. Usury Recapture. In the event the rate of interest chargeable under this Agreement or the Notes at any time is greater than the Maximum Rate, the unpaid principal amount of the Notes shall bear interest at the Maximum Rate until the total amount of interest paid or accrued on the Notes equals the amount of interest which would have been paid or accrued on the Notes if the stated rates of interest set forth in this Agreement had at all times been in effect. In the event, upon payment in full of the Notes, the total amount of interest paid or accrued under the terms of this Agreement and the Notes is less than the total amount of interest which would have been paid or accrued if the rates of interest set forth in this Agreement had, at all times, been in effect, then the Borrower shall, to the extent permitted by applicable law, pay the Lender for the account of the Lender an amount equal to the difference between
(i) the lesser of (A) the amount of interest which would have been charged on the Notes if the Maximum Rate had, at all times, been in effect and (B) the amount of interest which would have accrued on the Notes if the rates of interest set forth in this Agreement had at all times been in effect and (ii) the amount of interest actually paid or accrued under this Agreement on the Notes. In the event the Lender ever receives, collects or applies as interest any sum in excess of the Maximum Rate, such excess amount shall, to the extent permitted by law, be applied to the reduction of the principal balance of the Notes, and if no such principal is then outstanding, such excess or part thereof remaining shall be paid to the Borrower.

2. Other Amounts Overdue. If any amount payable under this Agreement other than the Advances is not paid when due and payable, including without limitation, accrued interest, then such overdue amount shall accrue interest hereon due and payable on demand at a rate per annum equal to the LIBOR Rate plus three percent (3%), from the date such amount became due until the date such amount is paid in full.

3. Late Payment Fee. Subject to the provisions of Section 10.10, if any interest payable under this Agreement is not paid when due and payable (after taking into account any applicable grace period), then the Borrower will pay to the Lender contemporaneously with the payment of such past due interest a late payment fee equal to an amount equal to the product of (i) such overdue interest times (ii) three percent (3%).

          Section 2.06 Prepayments.

1. Right to Prepay. The Borrower shall have no right to prepay any principal amount of any Advance except as provided in this Section 2.06.

2. Optional Prepayments. The Borrower may elect to prepay any of the Advances, after giving by 11:00 a.m. (New York, New York time) at least one Business Days' prior written notice to the Lender stating the proposed date and aggregate principal amount of such prepayment, and if applicable, the relevant Interest Period for the Advances to be prepaid. If any such notice is given, the Borrower shall prepay Advances comprising part of the same Borrowing in whole or ratably in part in an aggregate principal amount equal to the amount specified in such notice, and shall also pay accrued interest to the date of such prepayment on the principal amount prepaid and amounts, if any, required to be paid pursuant to Section 2.07 as a result of such prepayment being made on such date; provided, however, that each partial prepayment shall be in an aggregate principal amount not less than $500,000.

3.        Mandatory Prepayments.

a. Change of Control. On the fifth Business Day following the Borrower's receipt of a Termination Notice pursuant to Section 2.03(a) hereof, the Borrower shall be required to prepay all outstanding Advances in full.

b. Overdraft. On any date on which the outstanding principal amount of the Advances exceeds the aggregate Commitment, the Borrower agrees to make a prepayment of the Advances in the amount of such excess.

c. Repayment Event. Upon the occurrence of any Repayment Event, the Borrower shall prepay Advances on the Business Day the Net Cash Proceeds from such Repayment Event are received by the Borrower or the Parent, as applicable, in an amount equal to the lesser of (A) the amount of the outstanding Advances on such Business Day and (B) 100% of the Net Cash Proceeds of such Repayment Event. If, in connection with an Asset Disposition which qualifies as a Repayment Event for which the Borrower has not used the Net Cash Proceeds to repay the Obligations, the Borrower has failed to make an Investment or Investments in the Hospitality/Leisure Management Business with such Net Cash Proceeds within one year from the date of such Asset Disposition, then the Borrower shall prepay Advances on the first anniversary of the Business Day such Net Cash Proceeds are received by the Borrower or the Parent, as applicable, in the amount equal to the lesser of (A) the amount of the outstanding Advances on such first anniversary and (B) 100% of the Net Cash Proceeds of such

Repayment Event which have not been used to make an Investment or investments in the Hospitality/Leisure Management Business.

d. Accrued Interest. Each prepayment pursuant to this Section 2.06(c) shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section
2.07 as a result of such prepayment being made on such date.

4.        Ratable Payments.  Each payment of any Advance pursuant to this
Section 2.06 or any other provision of this Agreement shall be made in a manner such that all Advances comprising part of the same Borrowing are paid in whole or ratably in part.

5. Effect of Notice. All notices given pursuant to this Section 2.06 shall be irrevocable and binding upon the Borrower.

          Section 2.07 Payments and Computations.

1. Payment Procedures. Except if otherwise set forth herein, the Borrower shall make each payment under this Agreement and under the Notes not later than 11:00 a.m. (New York, New York time) on the day when due in Dollars to the Lender at the location referred to in the Notes (or such other location as the Lender shall designate in writing to the Borrower) in same day funds.

2. Computations. All computations of interest based on the LIBOR shall be made by the Lender on the basis of a year of 360 days, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Lender of an interest rate shall be conclusive and binding for all purposes, absent manifest error.

3. Non-Business Day Payments. Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

4. Application of Payments. Unless otherwise specified in Section 2.06 hereof, whenever any payment received by the Lender under this Agreement is insufficient to pay in full all amounts then due and payable under this Agreement and the Notes, such payment shall be distributed and applied by the Lender in the following order: first, to the payment of expenses due and payable under Section 2.09(c), to the Lender in accordance with the aggregate amount of such payments owed to the Lender;

and third, to the payment of all other amounts due and payable under this Agreement and the Notes.

          Section 2.08  Taxes.

1. No Deduction for Certain Taxes. Any and all payments by the Borrower shall be made, in accordance with Section 2.07, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of the Lender, taxes imposed on it, by the jurisdiction under the laws of which the Lender is organized or any political subdivision of the jurisdiction (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable to the Lender, (i) the sum payable shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.08), the Lender receives an amount equal to the sum it would have received had no such deductions been made; (ii) the Borrower shall make such deductions; and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Legal Requirements.

2. Other Taxes. In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Notes, or the other Credit Documents (hereinafter referred to as "Other Taxes").

3. Indemnification. The Borrower indemnifies the Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any Governmental Authority on amounts payable under this
Section 2.08) paid by the Lender and any liability (including interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted.

4. Evidence of Tax Payments. The Borrower will pay prior to delinquency all Taxes and Other Taxes payable in respect of any payment. Within 30 days after the date of any payment of Taxes, the Borrower will furnish to the Lender, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing payment of such Taxes or Other Taxes.

                                 ARTICLE III.

                             CONDITIONS OF LENDING


          Section 3.01 Conditions Precedent to Initial Advance. The effectiveness of this Agreement and the obligation of the Lender to make any Advance hereunder are subject to the following conditions precedent being satisfied on or prior to August 3, 1998:

1. Documentation. The Lender shall have received counterparts of this Agreement executed by the Borrower, and the following duly executed by all the parties thereto, in form and substance satisfactory to the Lender:

a.        the Notes and the Guaranties;

b. evidence reasonably satisfactory to the Lender that the Merger and the other transactions contemplated by the Merger Agreement and the Registration Statement (including the Lessee-Manager Purchase Agreement described therein) have been consummated in accordance with the terms of the Merger Agreement, all Legal Requirements and all corporate and partnership governance requirements; and

c. such other documents, governmental certificates, agreements and lien searches as the Lender may reasonably request.

2. Representations and Warranties. The representations and warranties contained in Article IV hereof and the Guaranties shall be true and correct in all material respects.

          Section 3.02 Conditions Precedent for Each Borrowing. The obligation of the Lender to fund an Advance on the occasion of each Borrowing shall be subject to the further conditions precedent that on the date of such Borrowing:

1. the following statements shall be true (and each of the giving of the applicable Notice of Borrowing and the acceptance by the Borrower of the proceeds of such Borrowing shall constitute a representation and warranty by the Borrower that on the date of such Borrowing such statements are true):

2. the representations and warranties contained in Article IV hereof and the Guaranties, as such representations and warranties may change based upon events or activities permitted by this Agreement, are true and correct in all material respects on and as of the date of such Borrowing, before and after giving effect to such Borrowing and to the application of the proceeds from such Borrowing, as though made on and as of such date; and

b. no Default has occurred and is continuing or would result from such Borrowing or from the application of the proceeds therefrom.

2. the Lender shall have received such other approvals, opinions or documents deemed necessary or desirable by the Lender.


                                  ARTICLE IV.

                        REPRESENTATIONS AND WARRANTIES

     The Borrower represents and warrants as follows:

          Section 4.01  Existence; Qualification; Partners; Subsidiaries.

1. The Borrower is a limited partnership duly organized, validly existing, and in good standing under the laws of Delaware and in good standing and qualified to do business in each jurisdiction where its ownership or lease of property or conduct of its business requires such qualification, except where the failure to so qualify would not have a material adverse effect on the Borrower.

2. Parent is a corporation duly organized, validly existing, and in good standing under the laws of Delaware and in good standing and qualified to do business in each jurisdiction where its ownership or lease of property or conduct of its business requires such qualification, except where the failure to so qualify would not have a material adverse effect on the Borrower.

3. Each Subsidiary of the Borrower is a corporation, limited partnership, general partnership or limited liability company duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation and in good standing and qualified to do business in each jurisdiction where conduct of its business requires such qualification, except where the failure to so qualify would not have a material adverse effect on such Subsidiary.

          Section 4.02 Partnership and Corporate Power. The execution, delivery, and performance by the Borrower and each Guarantor of the Credit Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) are within such Persons' partnership, limited liability company and corporate powers, as applicable, (b) have been duly authorized by all necessary corporate, limited liability company and partnership action, as applicable, (c) do not contravene (i) such Person's certificate or articles, as the case may be, of incorporation or by-laws, operating agreement or partnership agreement, as applicable, or (ii) any law or any contractual restriction binding on or affecting any such Person, the contravention of which could reasonably be expected to cause a Material Adverse Change, and (d) will not result in or require the creation or imposition of any Lien prohibited by this Agreement. At the time of each Borrowing, such Borrowing and the use of the proceeds of such Borrowing will be within the Borrower's partnership powers, will have been duly authorized by all necessary partnership action, (a) will not contravene (i) the Borrower's partnership agreement or (ii) any law or any contractual restriction binding on or affecting the Borrower, the contravention of which could reasonably be expected to cause a Material Adverse Change, and (b) will not result in or require the creation or imposition of any Lien prohibited by this Agreement.

          Section 4.03 Authorization and Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by the Borrower or any Guarantor of the Credit Documents to which it is a party or the consummation of the transactions contemplated thereby.

          Section 4.04 Enforceable Obligations. This Agreement, the Notes, and the other Credit Documents to which the Borrower is a party have been duly executed and delivered by the Borrower; each Guaranty and the other Credit Documents to which each Guarantor is a party have been duly executed and delivered by such Guarantor. Each Credit Document is the legal, valid, and binding obligation of the Borrower and each Guarantor which is a party to it enforceable against the Borrower and each such Guarantor in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar law affecting creditors' rights generally and by general principles of equity (whether considered in proceeding at law or in equity).

          Section 4.05 Financial Statements and Registration Statement. The respective Consolidated balance sheets of the Parent and the respective related Consolidated statements of operations, shareholders' equity and cash flows, of the Parent contained in the Registration Statement, and the corresponding pro forma financial statements for the Borrower, fairly present the financial condition and results of operation in all material respects for the periods indicated, and such balance sheets and statements were prepared in accordance with GAAP, subject to year-end adjustments. Since the date of such statements, no Material Adverse Change has occurred.

          Section 4.06 True and Complete Disclosure. No representation, warranty, or other statement made by the Borrower (or on behalf of the Borrower) in this Agreement or any other Credit Document contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which they were made as of the date of this Agreement.

          Section 4.07 Litigation. Except as set forth in Schedule 4.07, there is no pending or, to the best knowledge of the Borrower, threatened action or proceeding affecting the Borrower or the Parent or any of their respective Subsidiaries before any court, Governmental Authority or arbitrator in which the amount of the dispute is over $500,000 or, in the Borrower's good faith judgment, the anticipated loss is over $500,000 (provided that with respect to the giving of this representation after the date of this Agreement, the representation shall only be deemed to apply to those matters for which Lender would have been entitled to notice under Section 5.04(f)).

          Section 4.08  Use of Proceeds.

1. Advances. The proceeds of the Advances shall be used by the Borrower to (i) to make Investments permitted pursuant to the provisions of Section 6.05 and (ii) for general corporate purposes of the Borrower and its Subsidiaries.

2. Regulations. No proceeds of Advances will be used to purchase or carry any margin stock in violation of Regulations G, T, U or X of the Federal Reserve Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Federal Reserve Board).

          Section 4.09 Investment Company Act. Neither the Borrower nor any of its Subsidiaries is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

          Section 4.10 Taxes. All federal, state, local and foreign tax returns, reports and statements required to be filed (after giving effect to any extension granted in the time for filing) by the Parent, the Borrower or its Subsidiaries, or any member of a Controlled Group have been filed with the appropriate governmental agencies in all jurisdictions in which such returns, reports and statements are required to be filed, and where the failure to file could reasonably be expected to cause a Material Adverse Change, except where contested in good faith and by appropriate proceedings; and all taxes and other impositions due and payable (which are material in amount) have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss (which are material in amount) may be added thereto for non-payment thereof except where contested in good faith and by appropriate proceedings. Proper and accurate amounts have been withheld by the Parent, the Borrower and all members of each Controlled Group from their employees for all periods to comply in all material respects with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law. Timely payment of all material sales and use taxes required by applicable law have been made by the Borrower and all other members of the Controlled Group, the failure to timely pay of which could reasonably be expected to cause a Material Adverse Change. The amounts shown on all tax returns to be due and payable have been paid in full or adequate provision therefor is included on the books of the appropriate member of the applicable Controlled Group.

          Section 4.11 Pension Plans. All Plans are in compliance in all material respects with all applicable provisions of ERISA. No Termination Event has occurred with respect to any Plan which could reasonably be expected to cause a Material Adverse Change, and each Plan has complied with and been administered in all material respects in accordance with applicable provisions of ERISA and the Code. No "accumulated funding deficiency" (as defined in Section 302 of ERISA) has occurred and there has been no excise tax imposed under Section 4971 of the Code. No Reportable Event has occurred with respect to any Multiemployer Plan, and each Multiemployer Plan has complied with and been administered in all material respects with applicable provisions of ERISA and the Code. Neither the Borrower, nor any member of a Controlled Group has had a complete or partial withdrawal from any Multiemployer Plan for which there is any material withdrawal liability. As of the most recent valuation date applicable thereto, neither the Borrower nor any member of a Controlled Group has received notice that any Multiemployer Plan is insolvent or in reorganization.

          Section 4.12  No Burdensome Restrictions; No Defaults.

1. Except in connection with Indebtedness which is (i) either permitted pursuant to the provisions of Section 6.02, or (ii) being repaid with the proceeds of the initial Borrowing, neither the Borrower nor any of its Subsidiaries is a party to any indenture, loan or credit agreement. Neither the Borrower, the Parent nor any of their respective Subsidiaries is a party to any agreement or instrument or subject to any charter or corporate restriction or provision of applicable law or governmental regulation which could reasonably be expected to cause a Material Adverse Change. Neither the Borrower, the Parent nor any of their Subsidiaries is in default under or with respect to (i) any contract, agreement, lease or other instrument which could reasonably be expected to cause a Material Adverse Change or (ii) any ground lease, participating lease, franchise agreement, license agreement or management agreement which could reasonably be expected to cause a Material Adverse Change, except as disclosed to the Lender in writing prior to the date such representation is deemed given. Neither the Borrower, the Parent nor any of their Subsidiaries has received any notice of default under any material contract, agreement, lease or other instrument which is continuing and which, if not cured, could reasonably be expected to cause a Material Adverse Change.

2. No Default has occurred and is continuing (or with respect to the giving of this representation after the date of this Agreement, as otherwise disclosed to the Lender in writing after the date of this Agreement and prior to the date such representation is deemed given).

          Section 4.13  Environmental Condition.

1. Except as disclosed in Schedule 4.14, to the knowledge of the Borrower, the Borrower and its Subsidiaries (or with respect to the giving of this representation after the date of this Agreement, as otherwise disclosed to the Lender in writing after the date of this Agreement and prior to the date such representation is deemed given)(i) have obtained all Environmental Permits material for the operation of their respective Properties and the conduct of their respective businesses; (ii) have been and are in material compliance with all terms and conditions of such Environmental Permits and with all other requirements of applicable Environmental Laws; (iii) have not received notice of any violation or alleged violation of any Environmental Law or

Environmental Permit; and (iv) are not subject to any actual or contingent Environmental Claim. To the knowledge of the Borrower (or with respect to the giving of this representation after the date of this Agreement, as otherwise disclosed to the Lender in writing after the date of this Agreement and prior to the date such representation is deemed given), the Borrower and its Subsidiaries are not subject to any actual or contingent Environmental Claim which the Borrower believes in good faith will involve cost or expense to the Borrower or its Subsidiaries in excess of $1,000,000 for any single Environmental Claim, or in excess of $10,000,000 for all such Environmental Claims in the aggregate.

2. Except as disclosed in Schedule 4.14, to the knowledge of Borrower, none of the present or previously owned or operated Property of the Borrower or of any of its present or former Subsidiaries, wherever located, (i) has been placed on or proposed to be placed on the National Priorities List, the Comprehensive Environmental Response Compensation Liability Information System list, or their state or local analogs, or have been otherwise investigated, designated, listed, or identified as a potential site for removal, remediation, cleanup, closure, restoration, reclamation, or other response activity under any Environmental Laws which could reasonably be expected to cause a Material Adverse Change; (ii) is subject to a Lien, arising under or in connection with any Environmental Laws, that attaches to any revenues or to any Property operated by the Borrower or any of its Subsidiaries, wherever located; (iii) has been the site of any Release, use or storage of Hazardous Substances or Hazardous Wastes from present or past operations except for Permitted Hazardous Substances, which Permitted Hazardous Substances have not caused at the site or at any third-party site any condition that has resulted in or could reasonably be expected to result in the need for Response or (iv) none of the Improvements are constructed on land designated by any Governmental Authority having land use jurisdiction as wetlands.

          Section 4.14 Legal Requirements, Zoning, Utilities, Access. Except as set forth on Schedule 4.15, the use and operation of each Hotel Property as a commercial hotel with related uses constitutes a legal use under applicable zoning regulations (as the same may be modified by special use permits or the granting of variances) and complies in all material respects with all Legal Requirements, and does not violate in any material respect any material approvals, material restrictions of record or any material agreement affecting any Hotel Property (or any portion thereof). The Borrower and its Subsidiaries possess all certificates of public convenience, authorizations, permits, licenses, patents, patent rights or licenses, trademarks, trademark rights, trade names rights and copyrights (collectively "Permits") required by Governmental Authority to operate the Hotel Properties, except for those Permits which if not obtained would not cause a Material Adverse Change. The Borrower and its Subsidiaries own and operate their business in material compliance with all applicable Legal Requirements. To the extent necessary for the full utilization of each Hotel Property in accordance with its current use, telephone services, gas, steam, electric power, storm sewers, sanitary sewers and water facilities and all other utility services are available to each Hotel Property, are adequate to serve each such Hotel Property, exist at the boundaries of the Land and are not subject to any conditions, other than normal charges to the utility supplier, which would limit the use of such utilities. All streets and easements necessary for the occupancy and operation of each Hotel Property are available to the boundaries of the Land.

          Section 4.15 Existing Indebtedness. Except for the Obligations or as reflected in the financial statements contained in the Registration Statement, there is no Indebtedness of the Borrower or any of its Subsidiaries existing as of the Effective Date. No "default" or "event of default", however defined, has occurred and is continuing under any such Indebtedness (or with respect to the giving of this representation after the date of this Agreement, as otherwise disclosed to the Lender in writing after the date of this Agreement and prior to the date such representation is deemed given).

          Section 4.16 Leases and Management Agreements. To the knowledge of the Borrower, the Leases and the Management Agreements are in full force and effect and no material defaults exist thereunder (or with respect to the giving of this representation after the date of this Agreement, as otherwise disclosed to the Lender in writing after the date of this Agreement and prior to the date such representation is deemed given). Copies of all material Leases and Management Agreements of the Borrower and its Subsidiaries have been delivered by the Borrower to the Lender.


                                  ARTICLE V.

                             AFFIRMATIVE COVENANTS

     So long as any Note or any amount under any Credit Document shall remain unpaid, or the Lender shall have any Commitment hereunder, unless the Lender shall otherwise consent in writing, the Borrower agrees to comply with the following covenants.

          Section 5.01 Compliance with Laws, Etc. The Borrower will comply, and cause the Parent and each of its Subsidiaries to comply, in all material respects with all Legal Requirements.

          Section 5.02  Preservation of Existence; Separateness, Etc.

1. The Borrower will preserve and maintain, and cause the Parent and each of its Subsidiaries to preserve and maintain, its partnership, limited liability company or corporate (as applicable) existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified, and cause the Parent and each such Subsidiary to qualify and remain qualified, as a foreign partnership or corporation as applicable in each jurisdiction in which qualification is necessary or desirable in view of its business and operations or the ownership of its properties, and, in each case, where failure to qualify or preserve and maintain its rights and franchises could reasonably be expected to cause a Material Adverse Change.

2. The Parent Common Stock shall at all times be duly listed on the New York Stock Exchange, Inc. and (ii) the Parent shall timely file all reports required to be filed by it with the New York Stock Exchange, Inc. and the Securities and Exchange Commission.

3. The Borrower shall hold itself out, and shall continue to hold itself out, to the public and to its creditors as a legal entity, separate and distinct from all other entities, and shall continue to take all steps reasonably necessary to avoid misleading any other Person as to the identity of the entity with which such Person is transacting business.

          Section 5.03 Payment of Taxes, Etc. The Borrower will pay and discharge, and cause the Parent and each of its Subsidiaries to pay and discharge, before the same shall become delinquent (a) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or Property that are material in amount, prior to the date on which penalties attach thereto and (b) all lawful claims that are material in amount which, if unpaid, might by Legal Requirement become a Lien upon its Property; provided, however, that neither the Borrower, the Parent nor any such Subsidiary shall be required to pay or discharge any such tax, assessment, charge, levy, or claim
(a) which is being contested in good faith and by appropriate proceedings, (b) with respect to which reserves in conformity with GAAP have been provided, (c) if such charge or claim does not constitute and is not secured by any choate Lien on any portion of any Hotel Property and no portion of any Hotel Property is in jeopardy of being sold, forfeited or lost during or as a result of such contest, (d) if the Lender could not become subject to any civil fine or penalty or criminal fine or penalty, in each case as a result of non-payment of such charge or claim and (e) if such contest does not, and could not reasonably be expected to, result in a Material Adverse Change.

          Section 5.04  Reporting Requirements. The Borrower will furnish to the
Lender:

1. Quarterly Financials. As soon as available and in any event not later than 50 days after the end of each Fiscal Quarter of the Parent, the unaudited Consolidated balance sheets of the Parent and its Subsidiaries as of the end of such quarter and the related unaudited statements of income, shareholders' equity and cash flows of the Parent and its Subsidiaries for such Fiscal quarter and the period commenc ing at the end of the previous year and ending with the end of such Fiscal Quarter, and the corresponding figures as at the end of, and for, the corresponding periods in the preceding Fiscal Year, all duly certified with respect to such statements (subject to year-end audit adjustments) by a Responsible Officer of the Parent as having been prepared in accordance with GAAP, together with a Compliance Certificate duly executed by a Responsible Officer of the Parent.

2. Annual Financials. As soon as available and in any event not later than 95 days after the end of each Fiscal Year of the Parent, a copy of the Consolidated balance sheets of the Parent and its Subsidiaries as of the end of such Fiscal Year and the related Consolidated statements of income, shareholders' equity and cash flows of the Parent and its Subsidiaries for such Fiscal Year, and the corresponding figures as at the end of, and for, the preceding Fiscal Year, and certified by the Company's independent certified public accountants of nationally recognized standing in an opinion, without qualification as to the scope, and including any management letters delivered by such accountants to the Parent in connection with such audit, together with a Compliance Certificate duly executed by a Responsible Officer of the Parent.

3. Securities Law Filings. Promptly and in any event within 15 days after the sending or filing thereof, copies of all proxy material, reports and other information which the Borrower, the Parent or any of their respective Subsidiaries sends to or files with the United States Securities and Exchange Commission or sends to all of the shareholders of the Parent or partners of the Borrower.

4. Defaults. As soon as possible and in any event within five days after the occurrence of each Default known to a Responsible Officer of the Parent, the Borrower or any of their respective Subsidiaries, a statement of an authorized financial officer or Responsible Officer of the Borrower setting forth the details of such Default and the actions which the Borrower has taken and proposes to take with respect thereto.

5. ERISA Notices. As soon as possible and in any event (i) within 30 days after the Parent, the Borrower or any member of a Controlled Group knows to know that any Termination Event described in clause (a) of the definition of Termination Event with respect to any Plan has occurred, (ii) within 10 days after the Parent, the Borrower or any member of a Controlled Group knows that any other Termination Event with respect to any Plan has occurred, a statement of the Chief Financial Officer of the Parent describing such Termination Event and the action, if any, which the Parent, the Borrower or such member of such Controlled Group proposes to take with respect thereto; (iii) within 10 days after receipt thereof by the Parent, the Borrower or any member of a Controlled Group from the PBGC, copies of each notice received by the Parent, the Borrower or any such member of such Controlled Group of the PBGC's intention to terminate any Plan or to have a trustee appointed to administer any Plan; and (iv) within 10 days after receipt thereof by the Parent, the Borrower or any member of a Controlled Group from a Multiemployer Plan sponsor, a copy of each notice received by the Parent, the Borrower or any member of such Controlled Group concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA.

6. Environmental Notices. Promptly upon the knowledge of any Responsible Officer of the Borrower of receipt thereof by the Borrower or any of its

Subsidiaries, a copy of any form of notice, summons or citation received from the United States Environmental Protection Agency, or any other Governmental Authority concerning (i) violations or alleged violations of Environmental Laws, which seeks to impose liability therefor, (ii) any action or omission on the part of the Parent or the Borrower or any of their present or former Subsidiaries in connection with Hazardous Waste or Hazardous Substances which, based upon information reasonably available to the Borrower, could reasonably be expected to cause a Material Adverse Change or an Environmental Claim in excess of $10,000,000, (iii) any notice of potential responsibility under CERCLA, or
(iv) concerning the filing of a Lien upon, against or in connection with the Parent, Borrower, their present or former Subsidiaries, or any of their leased or owned Property, wherever located.

7. Other Governmental Notices or Actions. Promptly and in any event within five Business Days after receipt thereof by the Parent, Borrower or any of their respective Subsidiaries, (i) a copy of any notice, summons, citation, or proceeding seeking to adversely modify in any material respect, revoke, or suspend any license, permit, or other authorization from any Governmental Authority, which action could reasonably be expected to cause a Material Adverse Change, and (ii) any revocation or involuntary termination of any license, permit or other authorization from any Governmental Authority, which revocation or termination could reasonably be expected to cause a Material Adverse Change.

8. Material Litigation. As soon as possible and in any event within five days of any Responsible Officer of the Borrower, the Parent or any of their respective Subsidiaries having knowledge thereof, notice of any litigation, claim or any other event which could reasonably be expected to cause a Material Adverse Change.

9. Other Information. Such other information respecting the business or Properties, or the condition or operations, financial or otherwise, of the Borrower, the Parent or any of their respective Subsidiaries, as the Lender may from time to time reasonably request.

          Section 5.05 Insurance. The Borrower will maintain, and cause each of its Subsidiaries to maintain, adequate insurance consistent with commercial practices in the industry.

          Section 5.06 Material Documents. The Borrower will not, nor will it permit any of its Subsidiaries to (a) amend the Borrower's partnership agreement in any material respect, (b) admit a new general partner to the Borrower, or (c) enter into any termination, material modification or amendment of the Intercompany Agreement and any other material agreement. Any termination, modification or amendment prohibited under this Section 5.06 without the Lender's written consent shall, to the extent permitted by applicable law, be void and of no force and effect.

                                  ARTICLE VI.

                              NEGATIVE COVENANTS

     So long as any Note or any amount under any Credit Document shall remain unpaid or the Lender shall have any Commitment, the Borrower agrees, unless the Lender shall otherwise consent in writing, to comply with the following covenants:

          Section 6.01 Liens, Etc. The Borrower, the Parent and their respective Subsidiaries will not create, assume, incur or suffer to exist, any Lien on or in respect of any of its Property whether now owned or hereafter acquired, or assign any right to receive income, except that the Borrower and its Subsidiaries may create, incur, assume or suffer to exist Liens:

1.             securing the Obligations;

2.             securing the Financial Institution Senior Indebtedness;

3. for taxes, assessments or governmental charges or levies on Property of the Borrower or any Guarantor to the extent not required to be paid pursuant to Sections 5.03;

4. imposed by law (such as landlords', carriers', warehousemen's and mechanics' liens or otherwise arising from litigation) (i) which are being contested in good faith and by appropriate proceedings, (ii) with respect to which reserves in conformity with GAAP have been provided, (iii) which have not resulted in any Hotel Property being in jeopardy of being sold, forfeited or lost during or as a result of such contest, (iv) neither the Lender nor the Borrower could become subject to any civil fine or penalty or criminal fine or penalty, in each case as a result of non-payment of such charge or claim and (v) such contest does not, and could not reasonably be expected to, result in a Material Adverse Change;

5. on leased personal property to secure solely the lease obligations associated with such property;

          Section 6.02 Indebtedness. The Borrower, the Parent and their respective Subsidiaries will not incur or permit to exist any Indebtedness other than the Obligations, the Financial Institution Senior Indebtedness and the following:

1. Indebtedness in an amount that does not cause a breach at any time of the covenants contained in Article VII;

2.        Capital Leases in an amount in excess of $10,000,000;

3. Interest Rate Agreements; provided that (i) such agreements shall be unsecured, (ii) the dollar amount of indebtedness subject to such agreements and the indebtedness subject to Interest Rate Agreements in the aggregate shall not exceed the sum of the amount of the Commitment and the amount of the other Indebtedness of the Borrower or its Affiliates which bears interest at a variable rate, and (iii) the agreements shall be at such interest rates and otherwise in form and substance reasonably acceptable to the Lender.

4.        Any of the following Indebtedness incurred by the Parent:

a. indemnities for certain acts of malfeasance, misappropriation and misconduct and an environmental indemnity for the lender under Indebtedness permitted under to this Agreement; and

b. guaranties of any obligations of the Borrower or its Subsidiaries permitted by this Agreement, including without limitation guaranties of Leases and Management Agreements.

5. extensions, renewals and refinancing of any of the Indebtedness specified in paragraphs (b) - (d) above so long as the principal amount of such Indebtedness is not thereby increased.

          Section 6.03 Agreements Restricting Distributions From Subsidiaries. Except as required by the Leases, the Borrower will not, nor will it permit any of its Subsidiaries to, enter into any agreement (other than a Credit Document) which limits distributions to or any advance by any of the Borrower's Subsidiaries to the Borrower.

          Section 6.04 Fundamental Changes; Asset Dispositions. Neither the Parent, the Borrower, nor any of their respective Subsidiaries will, (a) merge or consolidate with or into any other Person, unless (i) a Guarantor is merged into the Borrower and the Borrower is the surviving Person or a Subsidiary is merged into any Subsidiary, and (ii) immediately after giving effect to any such proposed transaction no Default would exist; (b) sell, transfer, or otherwise dispose of all or any of the such Person's material property except for a Permitted Asset Disposition, or dispositions or replacements of personal property in the ordinary course of business; (c) sell or otherwise dispose of any material shares of capital stock, membership interests or partnership interests of any Subsidiary; (d) except for sales of ownership interests permitted under this Agreement and the issuance of limited partnership interests in the Borrower in exchange for ownership interests in Subsidiaries and non-Consolidated Subsidiaries to the extent permitted pursuant to the provisions of
Section 6.03, materially alter the corporate, capital or legal structure of any such Person; (e) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) provided that nothing herein shall prohibit the Borrower from dissolving any Subsidiary which has no assets on the date of dissolution or (f) materially alter the character of their respective businesses from that conducted as of the date of this Agreement or otherwise engage in any material business activity outside of the Hospitality/Leisure Management Business.

          Section 6.05 Investments, Loans, Future Properties. Neither the Parent nor the Borrower shall, or shall permit any of their respective Subsidiaries to, acquire by purchase or otherwise any business, property or fixed assets of any Person or any Hotel Property, make or permit to exist any loans, advances or capital contributions to, or make any Investments in (including without limitation, loans and advances to, and other Investments in, Subsidiaries) or purchase or commit to purchase any evidences of indebtedness of, stock or other securities, partnership interests, member interests or other interests in any Person, except (provided that after giving effect thereto there shall exist no Default) Investments in the Hospitality/Leisure Management Business; provided, however, that the Borrower shall be required to obtain the consent of the Lender prior to making an Investment in the Hospitality/Leisure Management Business in an amount that exceeds $50,000,000. Notwithstanding the foregoing, neither the Borrower, nor the Parent, nor their respective Subsidiaries shall make an Investment which would (a) cause a Default, or (b) cause or result in the Borrower or the Parent failing to comply with any of the financial covenants contained herein.

          Section 6.06 Affiliate Transactions. Except for the Intercompany Agreement, certain liquor license agreements and the transactions described in
Section 6.04(i), the Borrower will not, and will not permit any of its Subsidiaries to, make, directly or indirectly: (a) any transfer, sale, lease, assignment or other disposal of any assets to any Affiliate of the Borrower which is not a Guarantor or any purchase or acquisition of assets from any such Affiliate except for sales of new personal property (i) which in any calendar year do not exceed $10,000,000 in the aggregate and (ii) for which the sales price is the actual cost to the party selling; or (b) any arrangement or other transaction directly or indirectly with or for the benefit of any such Affiliate (including without limitation, guaranties and assumptions of obligations of an Affiliate), other than in the ordinary course of business and at market rates.

          Section 6.07 Sale or Discount of Receivables. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, sell with recourse, or discount or otherwise sell for less than the face value thereof, any of its notes or accounts receivable.

          Section 6.08 Restricted Payments. Neither the Parent, nor the Borrower, nor any of their respective Subsidiaries, will make any Restricted Payment;

                                 ARTICLE VII.

                              FINANCIAL COVENANTS

     So long as any Note or any amount under any Credit Document shall remain unpaid, or the Lender shall have any Commitment hereunder, unless the Lender shall otherwise consent in writing, the Borrower agrees to cause the Parent to comply with the following covenants:

          Section 7.01 Senior Interest Coverage Ratio. The Parent shall maintain at the end of each Rolling Period (a) for the Rolling Periods ending on September 30, 1998 through September 30, 1999 a Senior Interest Coverage Ratio of not less than 2.5 to 1.0, and (b) for any Rolling Period thereafter, a Senior Interest Coverage Ratio of not less than 2.75 to 1.0.

          Section 7.02 Total Interest Coverage Ratio. The Parent shall maintain at the end of each Rolling Period (a) for the Rolling Periods ending on September 30, 1998 through December 31, 1999, a Total Interest Coverage Ratio of not less than 2.0 to 1.0 and (b) for any Rolling Period thereafter, a Total Interest Coverage Ratio of not less than 2.5 to 1.0.

          Section 7.03 Senior Fixed Charge Ratio. The Parent shall maintain at the end of each Rolling Period (a) for the Rolling Periods ending on September 30, 1998 through September 30, 1999 a Senior Fixed Charge Ratio of not less than
2.0 to 1.0, (b) for the Rolling Periods ending on December 31, 1999 through September 30, 2000 a Senior Fixed Charge Ratio of not less than 2.5 to 1.0, and
(c) for any Rolling Period thereafter, a Senior Fixed Charge Ratio of not less than 2.25 to 1.0.

          Section 7.04 Total Fixed Charge Ratio. The Parent shall maintain at the end of each Rolling Period (a) for the Rolling Periods ending on September 30, 1998 to September 30, 1999, a Total Fixed Charge Ratio of not less than 1.75 to 1.0, (b) for the Rolling Periods ending on December 31, 1999 to September 30, 2000, a Total Fixed Charge Ratio of not less than 2.0 to 1.0, and (c) for any Rolling Period thereafter, a Total Fixed Charge Ratio of not less than 2.25 to 1.0.

          Section 7.05 Senior Indebtedness Leverage Ratio. The Parent shall not on any date permit the Senior Indebtedness Leverage Ratio to exceed (a) for the Rolling Periods ending on September 30, 1998 through September 30, 1999, 4.0 to 1.0, (b) for any Rolling Period thereafter, 3.5 to 1.0.

          Section 7.06 Leverage Ratio. The Parent shall not on any date permit the Leverage Ratio to exceed (a) prior to December 31, 1998 5.5 to 1, (b) from December 31, 1998 to June 30, 1999, 5.0 to 1.0, (c) from July 1, 1999 to June 30, 2000 4.5 to 1.0, and (d) after June 30, 2000 4.0 to 1.0.

                                 ARTICLE VIII.

                                 SUBORDINATION

          Section 8.01 Agreement to Subordinate. The Lender agrees that Indebtedness for Borrowings under this Agreement represented by the Notes shall be subordinated in right of payment, to the extent and in the manner provided in this Article, to the prior payment in full of all Financial Institution Senior Indebtedness and that the subordination is for the benefit of the Financial Institution Lenders.

          Section 8.02 Liquidation; Dissolution; Bankruptcy. Upon any distribution to creditors of the Borrower in a liquidation or dissolution of the Borrower or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Borrower or its Property:

     (a) the holders of Financial Institution Senior Indebtedness shall be entitled to receive payment in full in cash of the principal of and interest (including interest accruing after the commencement of any such proceeding) to the date of payment on the Financial Institution Senior Indebtedness before the Lender shall be entitled to receive any payment of principal of or interest on the Notes; and

     (b) until the Financial Institution Senior Indebtedness is paid in full in cash, any distribution to which the Lender would be entitled but for this Article shall be made to the holders of Financial Institution Senior Indebtedness as their interests may appear, except that the Lender may receive securities that are subordinated to Financial Institution Senior Indebtedness to at least the same extent as the Notes.

          Section 8.03 Default on Financial Institution Senior Indebtedness. The Borrower may not pay principal of or interest on the Notes and may not acquire any securities for cash or property other than capital stock of the Borrower if:

     (a) a default on Financial Institution Senior Indebtedness occurs and is continuing that permits holders of such Financial Institution Senior Indebtedness to accelerate its maturity; and

     (b) the default is the subject of judicial proceedings or the Borrower receives a notice of the default. If the Borrower receives any such notice, a similar notice received within nine months thereafter relating to the same default on the same issue of Financial Institution Senior Indebtedness shall not be effective for purposes of this Section.

          The Borrower may resume payments on the Notes and may acquire them when (1) the default is cured or waived, or (2) 20 days pass after the notice is given if the default is not the subject of judicial proceedings, if this Article otherwise permits the payment or acquisition at that time.

          Section 8.04 Acceleration of Notes. If payment of the Notes is accelerated because of an Event of Default, the Borrower shall promptly notify holders of Financial Institution Senior Indebtedness of the acceleration. The Borrower may pay the Notes when 120 days pass after the acceleration occurs if this Article permits the payment at that time.

          Section 8.05 When Distribution Must Be Paid Over. If a distribution is made to the Lender that because of this Article should not have been made to it, the Lender shall hold it in trust for holders of Financial Institution Senior Indebtedness and pay it over to them as their interests may appear.

          Section 8.06 Notice by Borrower. The Borrower shall promptly notify the Lender of any facts known to the Borrower that would cause a payment of principal of or interest on Notes to violate this Article.

          Section 8.07 Subrogation. After all Financial Institution Senior Indebtedness is paid in full and until the Notes are paid in full, the Lender shall be subrogated to the rights of holders of Financial Institution Senior Indebtedness to receive distributions applicable to Financial Institution Senior Indebtedness to the extent that distributions otherwise payable to the Lender have been applied to the payment of Financial Institution Senior Indebtedness.
A distribution made under this Article to holders of Financial Institution Senior Indebtedness which otherwise would have been made to the Lender is not, as between the Borrower and the Lender, a payment by the Borrower on Financial Institution Senior Indebtedness.

          Section 8.08 Relative Rights. This Article defines the relative rights of the Lender and holders of Financial Institution Senior Indebtedness. Nothing in this Indenture shall:

     (a) impair, as between the Borrower and the Lender, the obligation of the Borrower, which is absolute and unconditional, to pay principal of and interest on the Notes in accordance with their terms;

     (b) affect the relative rights of the Lender and creditors of the Borrower other than holders of Financial Institution Senior Indebtedness; or

     (c) prevent the Lender from exercising its available remedies upon an Event of Default, subject to the rights of holders of Financial Institution Senior Indebtedness to receive distributions otherwise payable to the Lender.

          If the Borrower fails because of this Article to pay principal of or interest on a Note on the due date, the failure is still an Event of Default as provided elsewhere herein.

                                  ARTICLE IX.

                          EVENTS OF DEFAULT; REMEDIES

          Section 9.01 Events of Default. The occurrence of any of the following events shall constitute an "Event of Default" under any Credit Document:

1. Principal Payment. The Borrower or any Guarantor shall fail to pay any principal of any Note when the same becomes due and payable as set forth in this Agreement;

2. Interest or Other Obligation Payment. The Borrower or any Guarantor shall fail to pay any interest on any Note or any other amount payable hereunder or under any other Credit Document when the same becomes due and payable as set forth in this Agreement; provided, however, that the Borrower and the Guarantors will have a grace period of ten days after the payments covered by this Section 9.01(b) becomes due and payable for the first two defaults of such Persons collectively under this Section 9.01(b) in every calendar year;

3. Representation and Warranties. Any representation or warranty made or deemed to be made (i) by the Borrower in this Agreement or in any other Credit Document, (ii) by the Borrower (or any of its officers) in connection with this Agreement or any other Credit Document, or (iii) by the Parent or any Subsidiary in any Credit Document shall prove to have been incorrect in any material respect when made or deemed to be made;

4. Covenant Breaches. (i) The Borrower shall fail to perform or observe any covenant contained in Section 5.02, Article VI or Article VII of this Agree ment or the Borrower shall fail to perform or observe, or shall fail to cause any Guarantor to perform or observe any covenant in any Credit Document beyond any notice and/or cure period for such default expressly provided in such Credit Document or (ii) the Borrower or any Guarantor shall fail to perform or observe any term or covenant set forth in any Credit Document which is not covered by clause (i) above or any other provision of this Section 9.01, in each case if such failure shall remain unremedied for 30 days after the earlier of the date written notice of such default shall have been given to the Borrower or such Guarantor by the Lender or the date a Responsible Officer of the Borrower or any Guarantor has actual knowledge of such default, unless such default in this clause (ii) cannot be cured in such 30 day period and the Borrower is diligently proceeding to cure such default, in which event the cure period shall be extended to 90 days;

5.             Cross-Defaults.

     (i) with respect to Indebtedness of the Borrower in excess of $5,000,000 or any amount of Financial Institution Senior Indebtedness (but excluding Indebtedness evidenced by the Notes) which is outstanding:

           (1) any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof;

           (2) the Borrower, the Parent or any of their respective Subsidiaries shall fail to pay any principal of or premium or interest of any of such Indebtedness (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or

           (3) any other event shall occur or condition shall exist under any agreement or instrument relating to such Indebtedness, and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to permit the holders of such Indebtedness to accelerate the maturity of such Indebtedness;

6. Insolvency. The Borrower, the Parent or any of their respective material Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower, the Parent or any of their respective material Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against the Borrower, the Parent or any of their respective material Subsidiaries, either such proceeding shall remain undismissed for a period of 60 days or any of the actions sought in such proceeding shall occur; or the Borrower, the Parent or any of their respective material Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this paragraph (e);

7. ERISA. (i) Any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is likely to result in the termination of such Plan for purposes of Title IV of ERISA, unless such Reportable Event, proceedings or appointment are being contested by the Borrower in good faith and by appropriate proceedings, (iv) any Plan shall terminate for purposes of Title IV of ERISA, (v)the Borrower or any member of a Controlled Group shall incur any liability in connection with a withdrawal from a Multiemployer Plan or the insolvency (within the meaning of Section 4245 of ERISA) or reorganization (within the meaning of Section 4241 of ERISA) of a Multiemployer Plan, unless such liability is being contested by the Borrower in good faith and by appropriate proceedings, or (vi) any other event or condition shall occur or exist, with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could subject the Borrower or any Guarantor to any tax, penalty or other liabilities in the aggregate exceeding $10,000,000;

8. Guaranty. Any material provision of any Guaranty shall for any reason cease to be valid and binding on any Guarantor or any Guarantor shall so state in writing;

9. Environmental Condition. The terms and conditions of Section 4.14 of this Agreement shall for any reason cease to be valid and binding on any Person party thereto or any such Person shall so state in writing; or

10. Change in Management. Any of the following occur without the written consent of the Required Lenders: (a) a Change of Control occurs for either the Parent or the Borrower; (b) the Parent, and any wholly-owned Subsidiary of the Parent collectively owns less than 70% of the legal or beneficial interest in the Borrower; or (c) the Parent shall cease to employ either Paul W. Whetsell or Steven D. Jorns as chairman and chief executive officer of the Parent and, within 180 days following such occurrence for any reason, another person acceptable to the Lenders in their sole discretion is not employed as the Chairman and Chief Executive Officer of the Parent.

          Section 9.02 Optional Acceleration of Maturity; Other Actions. If any Event of Default (other than an Event of Default pursuant to paragraph (f) of Section 9.01) shall have occurred and be continuing, then, and in any such event:

1. the Lender (i) may, by notice to the Borrower, declare the obligation to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) may, by notice to the Borrower, declare the Notes, all interest thereon, and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable in full, without presentment, demand, protest or further notice of any kind (including, without limitation, any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by the Borrower; and

2. the Lender may proceed to enforce its rights and remedies under the Credit Documents by appropriate proceedings.

          Section 9.03 Automatic Acceleration of Maturity. If any Event of Default pursuant to paragraph (f) of Section 9.01 shall occur, the obligation of the Lender to make Advances shall immediately and automatically be terminated and the Notes, all interest on the Notes, and all other amounts payable under this Agreement shall immediately and automatically become and be due and payable in full, without presentment, demand, protest or any notice of any kind (including, without limitation, any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by the Borrower.

                                  ARTICLE X.

                                 MISCELLANEOUS

          Section 10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement, the Notes, or any other Credit Document, nor consent to any departure by the Borrower or any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender, as specified in the particular provisions of the Credit Documents, and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given

          Section 10.02 Notices, Etc. All notices and other communications shall be in writing (including telecopy or telex) and mailed, telecopied, telexed, hand delivered or delivered by a nationally recognized overnight courier, if to the Borrower, at its address at 1010 Wisconsin Avenue, N.W., Suite 650, Washington, D.C. 20007, Attn: Mr. James C. Calder; if to the Lender, at its address at 1010 Wisconsin Avenue, N.W., Suite 650, Washington, D.C. 20007, Attn:
Mr. John Emery; or, as to each party, at such other address or teletransmission number as shall be designated by such party in a written notice to the other parties. All such notices and communications shall, when mailed, telecopied, telexed or hand delivered or delivered by overnight courier, be effective three days after deposited in the mails, when telecopy transmission is completed, when confirmed by telex answer-back or when delivered, respectively, except that notices and communications to the Lender pursuant to Article II or Article VIII shall not be effective until received by the Lender.

          Section 10.03 No Waiver; Remedies. No failure on the part of the Lender to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in this Agreement and the other Credit Documents are cumulative and not exclusive of any remedies provided by law.

          Section 10.4 Costs and Expenses. The Borrower agrees to pay on demand all out-of-pocket costs and expenses of the Lender in connection with the preparation, execution, delivery, due diligence, administration, modification and amendment of this Agreement, the Notes and the other Credit Documents of the Obligations including, without limitation, all reasonable out-of-pocket costs and expenses, if any, of the Lender in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement and the other Credit Documents.

          Section 10.05 Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Lender, and when the Lender shall have, as to the Lender, either received a counterpart hereof executed by the Lender or been notified by the Lender that the Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights or delegate its duties under this Agreement or any interest in this Agreement without the prior written consent of the Lender.

          Section 10.06 Indemnification. The Borrower shall indemnify the Lender and each of its affiliates, directors, officers, employees and agents from, and discharge, release, and hold each of them harmless against, any and all losses, liabilities, claims or damages to which any of them may become subject, insofar as such losses, liabilities, claims or damages arise out of or result from (i) any actual or proposed use by the Borrower or any Affiliate of the Borrower of the proceeds of any Advance, (ii) any breach by the Borrower or any Guarantor of any provision of this Agreement or any other Credit Document, (iii) any investigation, litigation or other proceeding (including any threatened investigation or proceeding) relating to the foregoing, or (iv) any Environmental Claim or requirement of Environmental Laws concerning or relating to the present or previously-owned or operated properties, or the operations or business, of the Parent, the Borrower or any of its Subsidiaries, and the Borrower shall reimburse the Lender, each affiliate and their respective directors, officers, employees and agents, upon demand for any reasonable out-of-pocket expenses (including legal fees) incurred in connection with any such investigation, litigation or other proceeding; and expressly including any such losses, liabilities, claims, damages, or expense incurred by reason of the Person being indemnified's own negligence, but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified.

     THE BORROWER ACKNOWLEDGES AND AGREES THAT CERTAIN OF ITS OBLIGATIONS AND INDEMNITIES UNDER THIS AGREEMENT INCLUDE ANY CLAIMS RESULTING FROM THE NEGLIGENCE OR ALLEGED NEGLIGENCE OF THE LENDER, OR ANY OTHER PERSON BEING INDEMNIFIED.

          Section 10.07 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

          Section 10.08 Survival of Representations, Indemnifications, etc. All representations, warranties contained in this Agreement or made in writing by or on behalf of the Borrower in connection herewith shall survive the execution and delivery of this Agreement and the Credit Documents, the making of the Advances and any investigation made by or on behalf of the Lender, none of which investigations shall diminish the Lender's right to rely on such representations and warranties. All obligations of the Borrower provided for in Sections 2.07, 2.10(c) and 9.06 shall survive any termination of this Agreement and repayment in full of the Obligations.

          Section 10.09 Severability. In case one or more provisions of this Agreement or the other Credit Documents shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions contained herein or therein shall not be affected or impaired thereby.

          Section 10.10 Usury Not Intended. It is the intent of the Borrower and the Lender in the execution and performance of this Agreement and the other Credit Documents to contract in strict compliance with applicable usury laws, including conflicts of law concepts, governing the Advances of the Lender including such applicable laws of the State of New York and the United States of America from time to time in effect. In furtherance thereof, the Lender and the Borrower stipulate and agree that none of the terms and provisions contained in this Agreement or the other Credit Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the Maximum Rate and that for purposes hereof "interest" shall include the aggregate of all charges which constitute interest under such laws that are contracted for, charged or received under this Agreement; and in the event that, notwithstanding the foregoing, under any circumstances the aggregate amounts taken, reserved, charged, received or paid on the Advances, include amounts which by applicable law are deemed interest which would exceed the Maximum Rate, then such excess shall be deemed to be a mistake and the Lender shall credit the same on the principal of its Notes (or if such Notes shall have been paid in full, refund said excess to the Borrower). In the event that the maturity of the Notes is accelerated by reason of any election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the Maximum Rate and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the applicable Notes (or, if the applicable Notes shall have been paid in full, refunded to the Borrower). In determining whether or not the interest paid or payable under any specific contingencies exceeds the Maximum Rate, the Borrower and the Lender shall to the maximum extent permitted under applicable law amortize, prorate, allocate and spread in equal parts during the period of the full stated term of the Notes all amounts considered to be interest under applicable law at any time contracted for, charged, received or reserved in connection with the Obligations. The provisions of this Section shall control over all other provisions of this Agreement or the other Credit Documents which may be in apparent conflict herewith.

          Section 10.11 GOVERNING LAW. ANY DISPUTE BETWEEN THE BORROWER, THE LENDER, OR ANY INDEMNITEE ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED IN ACCORDANCE WITH THE INTERNAL LAWS (INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW, BUT OTHERWISE WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS) OF THE STATE OF NEW YORK.

          Section 10.12 CONSENT TO JURISDICTION; SERVICE OF PROCESS; JURY TRIAL.

     (A) EXCLUSIVE JURISDICTION. EXCEPT AS PROVIDED IN SUBSECTION (B), EACH OF THE PARTIES HERETO AGREES THAT ALL DISPUTES AMONG THEM ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED EXCLUSIVELY BY STATE OR FEDERAL COURTS LOCATED IN NEW YORK, NEW YORK, BUT THE PARTIES HERETO ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK, NEW YORK. EACH OF THE PARTIES HERETO WAIVES IN ALL DISPUTES BROUGHT PURSUANT TO THIS SUBSECTION (A) ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT CONSIDERING THE DISPUTE.

     (B) OTHER JURISDICTIONS. THE BORROWER AGREES THAT THE LENDER OR ANY INDEMNITEE SHALL HAVE THE RIGHT TO PROCEED AGAINST THE BORROWER OR ITS PROPERTY IN A COURT IN ANY LOCATION TO ENABLE SUCH PERSON TO (1) OBTAIN PERSONAL JURISDICTION OVER THE BORROWER OR (2) ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF SUCH PERSON. THE BORROWER AGREES THAT IT WILL NOT ASSERT ANY PERMISSIVE COUNTERCLAIMS IN ANY PROCEEDING BROUGHT BY SUCH PERSON TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF SUCH PERSON. THE BORROWER WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH SUCH PERSON HAS COMMENCED A PROCEEDING DESCRIBED IN THIS SUBSECTION (B).

     (C) SERVICE OF PROCESS. THE BORROWER WAIVES PERSONAL SERVICE OF ANY PROCESS UPON IT AND IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY WRITS, PROCESS OR SUMMONSES IN ANY SUIT, ACTION OR PROCEEDING BY THE MAILING THEREOF BY THE LENDER BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE BORROWER ADDRESSED AS PROVIDED HEREIN. NOTHING HEREIN SHALL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF THE LENDER TO SERVE ANY SUCH WRITS, PROCESS OR SUMMONSES IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. THE BORROWER IRREVOCABLY WAIVES ANY OBJECTION (INCLUDING, WITHOUT LIMITATION, ANY OBJECTION OF THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS) WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR

AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH IN ANY JURISDICTION SET FORTH ABOVE.

     (D) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH. EACH OF THE PARTIES HERETO AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

          Section 10.13 Knowledge of Borrower. For purposes of this Agreement, "knowledge of the Borrower" means the actual knowledge of any of the executive officers and all other Responsible Officers of the Parent.

          Section 10.14 Lender Not in Control. None of the covenants or other provisions contained in the Credit Documents shall or shall be deemed to, give the Lender the rights or power to exercise control over the affairs and/or management of the Borrower, any of its Subsidiaries or any Guarantor, the power of the Lender being limited to the right to exercise the remedies provided in the Credit Documents; provided, however, that if the Lender becomes the owner of any stock, or other equity interest in, any Person whether through foreclosure or otherwise, the Lender shall be entitled (subject to requirements of law) to exercise such legal rights as it may have by being owner of such stock, or other equity interest in, such Person.

          Section 10.15 Headings Descriptive. The headings of the several Sections and paragraphs of the Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

          Section 10.16 Time is of the Essence.  Time is of the essence under
                                                 ----------------------------
the Credit Documents.
--------------------

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                 --------------------------------------------

     EXECUTED as of the date first referenced above.
     -----------------------------------------------

                         BORROWER:
                         ---------

                         MERISTAR H & R OPERATING COMPANY, L.P.
                         --------------------------------------

                         By:  MeriStar Hotels & Resorts, Inc., its general
                         ---  --------------------------------------------
                              partner
                              -------


                         By:
                            -------------------------------------
                            Name:
                            Title:


                         LENDER:

                         MERISTAR HOSPITALITY OPERATING PARTNERSHIP, L.P.

                         By:  MeriStar Hospitality Corporation, its general
                              partner


                         By:
                            -------------------------------------
                            Name:
                            Title: